Exhibit 5.1
January 14, 2011
Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue
Bethesda, Maryland 20814
Ladies and Gentlemen:
          We are acting as counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the public offering of up to 4,600,000 of the Company’s 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares (including 600,000 preferred shares subject to an overallotment option), par value $0.001 per share (the “Preferred Shares”), all of which Preferred Shares are to be sold by the Company pursuant to a prospectus supplement dated January 12, 2011 and the accompanying prospectus dated August 22, 2008 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, including all post-effective amendments thereto and as may be otherwise amended (File No. 333-142147) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We have also assumed that the Preferred Shares will not be issued in violation of the ownership limit contained in the Company’s First Amended and Restated Declaration of Trust and the Articles Supplementary thereto. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Board of Trustees
First Potomac Realty Trust
January 14, 2011
          Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance and delivery of the Preferred Shares pursuant to the terms of the Underwriting Agreement, dated January 12, 2011, by and among the Company, First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, and Wells Fargo Securities, LLC, as representative of the several underwriters listed on Schedule A attached thereto, and (ii) receipt by the Company of the consideration for the Preferred Shares specified in the resolutions of the Board of Trustees and the Pricing Committee of the Board of Trustees, the Preferred Shares will be validly issued, fully paid, and non-assessable.
          This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Preferred Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP

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